AMENDMENT NO. 1 TO AMENDED AND RESTATED MANAGEMENT FEE WAIVER AGREEMENT

This Amendment No. 1 to the Amended and Restated Management Fee Waiver Agreement (the “Fee Waiver Agreement”), dated May 1, 2015, by and between MetLife Advisers, LLC (the “Adviser”) and Met Investors Series Trust (the “Trust”) on behalf of each series of the Trust listed in Section 1 of the Fee Waiver Agreement (each, a “Portfolio,” and collectively, the “Portfolios”), is entered into effective the 1st day of January 2016.

WHEREAS, the Fee Waiver Agreement modifies the compensation payable to the Adviser by the Portfolios under a Management Agreement dated December 8, 2000 and a Management Agreement dated November 1, 2004, each as amended from time to time (each, a “Management Agreement”), pursuant to which the Adviser provides investment management services to each Portfolio for compensation based on the value of the average daily net assets of each Portfolio;

WHEREAS, the Trust and the Adviser desire to make certain changes to the Fee Waiver Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Trust and the Adviser hereby agree that the Fee Waiver Agreement is amended as follows:

1. Section 1 of the Fee Waiver Agreement as it relates to the MFS® Emerging Markets Equity Portfolio is hereby amended to change the management fee waiver for the period from January 1, 2016 to April 30, 2017:

Met/Aberdeen Emerging Markets Equity Portfolio (formerly, MFS® Emerging Markets Equity Portfolio)	1.050% of first $250 million of such assets plus 1.000% of such assets over $250 million up to $500 million plus 0.850% of such assets over $500 million up to $1 billion plus 0.750% of such assets over $1 billion	0.950% of first $250 million of such assets plus 0.900% of such assets over $250 million up to $500 million plus 0.800% of such assets over $500 million up to $1 billion plus 0.750% of such assets over $1 billion

2. All other terms and conditions of the Fee Waiver Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the 1st day of January, 2016.

MET INVESTORS SERIES TRUST on behalf of the Portfolios		METLIFE ADVISERS, LLC

By:	/s/ Elizabeth M. Forget	By:	/s/ Alan C. Leland, Jr.
	Elizabeth M. Forget		Alan C. Leland, Jr.
	President		Chief Financial Officer & Treasurer